Exhibit (a)(1)(A)
LAM RESEARCH CORPORATION
OFFER TO AMEND CERTAIN OUTSTANDING OPTIONS

THIS OFFER AND ITS RELATED WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON THURSDAY, MAY 1, 2008,
UNLESS WE EXTEND THE OFFER

     Lam Research Corporation (“Lam Research,” the “Company,” “we” or “us”) hereby offers you, as an eligible employee, the right to increase the exercise price of certain outstanding Company stock options issued to you (the “Offer”) for the purpose of avoiding potentially negative tax consequences under Section 409A of the U.S. Internal Revenue Code (“Section 409A”) and, as applicable, similar provisions of state law (“Similar State Laws”). If you accept the Offer, (i) your eligible options will be amended to increase the exercise price, (ii) the amended options will not be subject to the potentially negative tax consequences of Section 409A and Similar State Laws and (iii) you will receive a cash payment for each share underlying those options on the first payroll date in January 2009. If you decline this Offer, your options will remain unchanged, you will not receive any cash payment and you may be subject to the negative tax consequences of Section 409A and Similar State Laws (as described in the next paragraph and below in Question and Answer 6 and Section 15, “Material U.S. federal income tax consequences”). Your personalized election form accessible on the Offer website (as described below) lists your options that are eligible for this Offer (the “Eligible Options”) and the cash payment that you will receive with respect to your Eligible Options if you elect to have your Eligible Options amended under the Offer.
     This Offer arises because the Company has modified the accounting measurement dates used with respect to certain stock options. In some cases where the accounting measurement date was changed, the original exercise price for the stock option grant was lower than the stock price on the changed measurement date associated with the grant of the stock option. As a result, Eligible Options may be subject to adverse tax consequences under Section 409A. These consequences could include income tax in connection with the vesting of your Eligible Options, without regard to whether such Eligible Options are actually exercised, plus an additional 20% tax and interest charges at the federal level. Some states, including California, have adopted provisions similar to Section 409A under state law, and for option holders subject to income tax in such states, the total tax could include an additional tax of up to 20% (plus interest charges). As noted in the paragraph above, if you elect to participate in this Offer, your Eligible Options will be amended so that they will no longer be subject to these adverse tax consequences.
     Individuals who: (1) are subject to U.S. taxation, (2) hold Eligible Options that remain outstanding on the expiration date of this Offer, (3) are employees of the Company on such expiration date and (4) were not officers subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date of the grant of the Eligible Options they hold, are defined as “Eligible Option holders” for the purposes of this Offer. None of the members of the Company’s Board of Directors or its officers subject to Section 16(a) of the Securities Exchange Act of 1934 are eligible to participate in the Offer other than Ernest E. Maddock, our Senior Vice President, Global Operations, Abdi Hariri, our Group Vice President, Customer Support Business Group, Thomas J. Bondur, our Vice President, Global Field Operations, and Martin B. Anstice, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, who are eligible to participate in the Offer because they were not officers subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date on which Eligible Options were granted to them.
     If you are an Eligible Option holder, you will receive an email on April 3, 2008 announcing the Offer and containing a link to the Offer website at https://lamrc.equitybenefits.com/. Once you have logged onto the Offer website and clicked on the “Make An Election” button, you will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold:
•	the original grant date,

•	the option number,

•	the number of unexercised shares subject to that option,

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•	the current exercise price,

•	the new exercise price should you accept the Offer,

•	the cash payment per share subject to the option you will be entitled to receive should you accept the Offer, and

•	the total cash payment you would be entitled to receive with respect to that option should you accept the Offer.
     If you elect to participate in the Offer, your Eligible Options will be amended on the next business day following the expiration of the Offer (currently expected to be May 1, 2008). The Eligible Options that are amended under the Offer will remain subject to the applicable existing option agreement between you and the Company, with only the exercise price being changed.
     If you elect to participate in this Offer, promptly following the expiration of the Offer, we will send you an “Amendment to Stock Option Agreement” evidencing the change in exercise price of your Eligible Options that are amended under the Offer and a “Promise to Make Cash Payment” evidencing your right to receive a cash payment in respect of the Eligible Options that are amended under the Offer. Cash payments will be paid on the first payroll date in January 2009 and will be subject to applicable tax withholding. The cash payment will not be subject to any vesting conditions, so you will receive the cash payment to which you are entitled on the first payroll date in January 2009 regardless of whether or not you remain employed by us on that date.
     If you elect to participate in the Offer, you must tender all of your Eligible Options. You may not tender less than all of your Eligible Options. If you hold more than one Company stock option, you may hold both Eligible Options and options that are not Eligible Options. Your personalized election form accessible on the Offer website at https://lamrc.equitybenefits.com/ will identify which of your stock options are Eligible Options for purposes of this Offer. The Offer is subject to other conditions, which are described in Section 8, “Conditions of the Offer.” You are not required to accept this Offer.
     Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “LRCX.” On April 1, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $40.00 per share. Before deciding to participate in this Offer, you should evaluate current market quotes for our common stock and the risks of participating in this Offer. See “Risks of Participating in the Offer,” below, for a discussion of certain risks that you should consider before electing to participate in the Offer.
IMPORTANT—ACTION ITEMS TO PARTICIPATE
     If you wish to participate in this Offer, you must properly complete and sign an election form in accordance with the applicable instructions for that form. You can complete this process by accessing the Offer website at https://lamrc.equitybenefits.com/.
     We intend to confirm the receipt of your election form by e-mail to your Lam Research Corporation email address within two business days. If you have not received an e-mail confirmation that we have received your election form, we recommend that you confirm that we have received it. If you need to confirm receipt, please contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.
     Although our Board of Directors has approved this Offer, neither we nor the Board of Directors have made any recommendation as to whether you should accept or refrain from accepting the Offer. You must make your own decision, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A and Similar State Laws may apply to your Eligible Options if they are not amended pursuant to this Offer.
     You should direct requests for assistance or for additional copies of this Offer to Amend or related forms to Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.

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     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your Eligible Options for amendment through this Offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer, which differs from the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information which differs from the information and representations contained in these materials, you must not rely upon that recommendation, representation or information as having been authorized by us.
     This document constitutes part of the Section 10(a) prospectus relating to our Company’s Amended and restated 1999 Stock Option Plan and covers securities that have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     The date of this Offer to Amend is April 3, 2008.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Amend because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Amend. We have included references to the relevant sections of the Offer to Amend where you can find a more complete description of the topics discussed in these Questions and Answers.
Q1. What is the Offer?
     The Offer is a one-time voluntary opportunity for Eligible Option holders (as defined below) to elect to: (1) have certain outstanding stock options amended to increase their exercise price and (2) receive a cash payment with respect to the amendment of such options. The Offer is described in more detail in the following Questions and Answers and in the remainder of this Offer to Amend.
     The following are some terms that are frequently used in this Offer to Amend:
•	“amended options” refers to Eligible Options that are amended pursuant to this Offer.

•	“amendment date” refers to the date when Eligible Options with respect to which you accept this Offer will be amended to reflect a new exercise price. We expect that the amendment date will be May 2, 2008, which is the next business day following the expected expiration date of this Offer. If the expiration date is extended, then the amendment date will be rescheduled to the next business day following the actual expiration date.

•	“business day” means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

•	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

•	“election form” refers to the form you must use to notify the Company that you accept this Offer, which lists your Eligible Options and, for each Eligible Option, the original grant date, the option number, the name of the stock option plan under which that option was granted, the number of unexercised shares subject to that option, the current exercise price, the new exercise price should you accept this Offer, the cash payment per share subject to the option you will be entitled to receive should you accept this Offer, and the total cash payment you would be entitled to receive with respect to that option should you accept this Offer.

•	“Eligible Option holders” refers to all individuals who (1) are subject to U.S. taxation, (2) hold Eligible Options that remain outstanding on the expiration date of this Offer, (3) are employees of the Company on such expiration date and (4) were not officers or other persons subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date of grant. None of the members of the Company’s Board of Directors or its officers subject to Section 16(a) of the Securities Exchange Act of 1934 are eligible to participate in the Offer other than Ernest E. Maddock, our Senior Vice President, Global Operations, Abdi Hariri, our Group Vice President, Customer Support Business Group, Thomas J. Bondur, our Vice President, Global Field Operations, and Martin B. Anstice, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, who are eligible to participate in the Offer because they were not officers subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date on which Eligible Options were granted to them.

•	“Eligible Options” are the options with respect to which you may accept this Offer as more fully described in Question and Answer 4 and Section 1, “Eligibility.”

•	“expiration date” refers to the date that this Offer expires. The expiration date will be

Thursday, May 1, 2008 at 11:59 p.m., Eastern Daylight Time, unless the Offer is extended at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.
•	“fair market value” with respect to shares of our common stock on a given date, means the closing price of our common stock on the Nasdaq Global Select Market on such date.

•	“offer period” refers to the period from the commencement date of this Offer to the expiration date. This period will commence on April 3, 2008, and end at 11:59 p.m., Eastern Daylight Time, on May 1, 2008, unless the Offer is extended.

•	“Plan” means the Company’s Amended and restated 199 Stock Option Plan.

•	“Section 409A” refers to Section 409A of the Code and the guidance issued thereunder.

•	“Similar State Laws” refers to the applicable provisions of state laws that are substantially similar to Section 409A.
Q2. Why is the Company making the Offer?
     We have determined that certain options granted from May 23, 2000 through October 17, 2002 were issued with an exercise price less than the fair market value of the underlying common stock on the accounting measurement date for such options and that holders of such options may therefore be subject to adverse tax consequences under Section 409A and Similar State Laws. This Offer is being made to permit certain holders of those options (referred to as the “Eligible Option holders”) to amend their Eligible Options to avoid the potentially adverse tax treatment applicable to such options under Section 409A and Similar State Laws.
Q3. Who is eligible to participate in the Offer?
     You may participate in this Offer if you (1) are subject to U.S. taxation, (2) hold Eligible Options, if such options remain outstanding on the expiration date, (3) are an employee of the Company on the expiration date, and (4) were not an officer subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date that the Eligible Options were granted to you. None of the members of the Company’s Board of Directors or its officers subject to Section 16(a) of the Securities Exchange Act of 1934 are eligible to participate in the Offer other than Ernest E. Maddock, our Senior Vice President, Global Operations, Abdi Hariri, our Group Vice President, Customer Support Business Group, Thomas J. Bondur, our Vice President, Global Field Operations, and Martin B. Anstice, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, who are eligible to participate in the Offer because they were not officers subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date on which Eligible Options were granted to them. (See Section 1, “Eligibility”)
Q4. Which options are eligible to be tendered in this Offer?
     An option to purchase our common stock is an “Eligible Option” for the purposes of this Offer only if all of the following conditions are met:
•	the option was granted under the Plan;

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s accounting measurement date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested on such date, the unvested portion may be an Eligible Option); and

•	the option is outstanding as of the expiration date.

     Options that already have been exercised are not eligible to be amended in this Offer. The Offer covers only Eligible Options. Your personalized election form accessible on the Offer website at https://lamrc.equitybenefits.com/ contains a summary of the Eligible Options that you currently hold. (See Section 1, “Eligibility”)
Q5. If I participate in this Offer, what will happen to my current Eligible Options and what consideration will I receive?
     If you participate in this Offer, each of the Eligible Options that we accept will be amended on the amendment date to increase the original exercise price to the fair market value of the underlying common stock on the accounting measurement date for such option. The amended option will continue to be subject to the terms and conditions (including vesting schedule and expiration date) of the Plan, and to an amended option agreement between you and the Company. You will also receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the Eligible Option, multiplied by the number of shares subject to the amended option. The cash payment, which will be made on the first payroll date in January 2009, is intended to compensate you for the increase in the exercise price of your amended options. Your personalized election form accessible on the Offer website at https://lamrc.equitybenefits.com/ lists the number of unexercised shares subject to your Eligible Options, as well as the cash payment you will be entitled to receive for your Eligible Options if you participate in the Offer. (See Section 2, “Amendment and cash payment”)
Q6. What are the tax consequences of options subject to Section 409A?
     Section 409A was added to the Code in 2004. Since Section 409A was adopted, the Internal Revenue Service (the “IRS”) has issued interim transition guidance, proposed regulations and final regulations under Section 409A. Based on currently available IRS guidance (with respect to the calculation of income on options subject to Section 409A), we believe that the following U.S. federal tax consequences would apply:
•	The gain on all Eligible Options that have not been exercised likely will become taxable as ordinary income to you regardless of whether you exercise such options. The amount of income recognized likely will be equal to the fair market value of the common stock underlying the Eligible Options on the date the taxable income is recognized, less the sum of the exercise price applicable to those options.

•	You may be subject to an additional 20% federal tax on the income described above, in addition to all regular income and employment taxes. You may also be liable for an additional tax equal to interest at the IRS underpayment rate plus 1% (currently an aggregate annual interest rate of approximately 8%) on the underpayments that would have occurred had the compensation been includible in income for the taxable year when the options vested.

•	You also may incur additional taxes and interest under state laws that are similar to Section 409A depending on the state in which you live. California has adopted the federal laws and thus you may be subject to an additional 20% tax (plus interest).
     You will be solely responsible for all income taxes and interest payable under Section 409A and Similar State Laws and other tax laws with respect to any Eligible Options that vested after December 31, 2004, and that are not amended in the Offer. (See Section 15, “Material U.S. federal income tax consequences”)
     Eligible Option holders located in Singapore, South Korea, and Taiwan are subject to the tax laws applicable in those jurisdictions. Schedule B to this Offer sets forth a summary of the relevant tax laws applicable in those non-U.S. tax jurisdictions.
     Eligible Option holders should consult their personal financial, tax and legal advisors with regard to the application of Section 409A (and similar state tax provisions) to their options.
Q7. What are the tax consequences if I exercise stock options that are not Eligible Options?

     If you hold stock options that are not Eligible Options, as described in Question and Answer 4 above, you may exercise such options in accordance with their terms with no adverse consequences under Section 409A and Similar State Laws.
Q8. What are the tax consequences if I accept the Offer?
     If you accept the Offer, you should not recognize any income for U.S. federal income tax purposes at the time of acceptance or at the time your Eligible Options are amended. You should also avoid the potentially adverse tax consequences under Section 409A and Similar State Laws. The cash payment you receive on the first payroll date in January 2009, however, will be compensation income to you and will be subject to regular income and employment tax withholding at the time that it is received.
     Eligible Option holders located in Singapore, South Korea, and Taiwan are subject to the tax laws applicable in those jurisdictions. Schedule B to this Offer sets forth a summary of the relevant tax laws applicable in those non-U.S. tax jurisdictions.
     Please see Section 15, “Material U.S. federal income tax consequences,” for more detailed information regarding certain tax consequences of the Offer.
Q9. What are the tax consequences if I do not accept the Offer?
     If you do not accept the Offer, then you may be subject to the tax consequences listed in the answer to Question and Answer 6 above and described in more detail in Section 15, “Material U.S. federal income tax consequences.”
     We do not intend to take any other steps, now or in the future, to address the potentially adverse tax consequences under Section 409A and Similar State Laws. We recommend that you consult with your personal financial, tax and legal advisors in deciding whether to accept the Offer.
Q10. Am I required to participate in the Offer?
     No, participation in the Offer is voluntary. If you do not participate in this Offer, your Eligible Options will remain outstanding and may be subject to adverse tax consequences under Section 409A and Similar State Laws. You will be solely responsible for any and all taxes and interest due with respect to your Eligible Options as a result of Section 409A and Similar State Laws, or otherwise. Please also see Question and Answer 6 and Section 15, “Material U.S. federal income tax consequences,” for a description of the potential consequences to you if you decide not to participate in the Offer and amend your Eligible Options.
Q11. If I choose to participate in the Offer, am I required to amend all of my Eligible Options?
     Yes, if you choose to participate in the Offer, you must accept this Offer with respect to all of your Eligible Options. If you have previously exercised a portion of an Eligible Option, your election will apply only to the portion of such option that remains outstanding and unexercised on the Offer’s expiration date.
Q12. Will the terms and conditions of my amended options be the same as my Eligible Options?
     Except for the increased exercise price, the Eligible Options that are amended pursuant to this Offer will remain subject to the same terms and conditions as in effect for those Eligible Options immediately before the amendment, including the vesting schedule and option term.
Q13. When will my Eligible Options be amended?
     The Eligible Options for which this Offer is accepted will be amended on the amendment date, which will be the next business day following the expiration date, which is currently May 1, 2008. It may take several business days after the amendment date however, to update our database and your personal account information to reflect all of the option amendments. (See Section 7, “Acceptance of Eligible Options for amendment and promise to make cash payment”)

Q14. When can I exercise my amended options?
     You may exercise any of your vested amended options at any time after our database and your personal account information have been updated to reflect the option amendment and before the termination of the option agreement, subject to the Company’s normal insider trading policy and blackout rules. We expect that our database and your personal account information will be updated within several business days after the amendment date.
Q15. Can I exercise my Eligible Options after I accept the Offer but before they are amended?
     If you accept the Offer with respect to your Eligible Options and want to exercise any of your Eligible Options before their amendment, you must first withdraw your previously submitted election to accept with respect to your Eligible Options. See Questions and Answers 19, 20 and 21 and Section 6, “Withdrawal rights.” If you exercise options before they are amended pursuant to this Offer, you will not avoid the potentially adverse tax consequences under Section 409A and Similar State laws for any Eligible Options and you will be solely responsible for any taxes, penalties and interest payable under Section 409A and Similar State Laws. See Question and Answer 6 and Section 15, “Material U.S. federal income tax consequences,” for a description of the potential consequences to you if you decide not to participate in the Offer and amend your Eligible Options.
Q16. How will my cash payment be taxed?
     You will be taxed upon receipt of the cash payment. The payment will constitute compensation income for tax withholding purposes. Accordingly, the Company must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all such taxes have been withheld. (See Section 13, “Status of options amended by us in the Offer; accounting consequences of the Offer”)
Q17. What are the conditions to the Offer?
     The Offer is subject to a number of conditions, including the conditions described in Section 8, “Conditions of the Offer.” The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options for amendment. (See Section 8, “Conditions of the Offer”)
Q18. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?
     The Offer will expire on Thursday, May 1, 2008, at 11:59 p.m., Eastern Daylight Time, unless it is extended. Although we do not currently intend to extend the Offer, we may, at our discretion, do so at any time. If the Offer is extended, we will send you an e-mail or other communication informing you of the extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (See Section 16, “Extension of the Offer; termination; amendment”)
Q19. How and when do I accept the Offer to amend my Eligible Options?
     In order to participate in this Offer, you should log on to the Offer website at https://lamrc.equitybenefits.com/ and click on the “Make an Election” button to proceed with your election. You will be directed to the first page of the election form. You will need to check the appropriate box to indicate whether or not you elect to tender all of your Eligible Options in accordance with the terms of the Offer. After completing the election form, you will be allowed to review the election you have made with respect to your Eligible Options. If you are satisfied with your election, you will proceed to the Agreement to the Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. You will then be deemed to have completed the election process for tendering your Eligible Options.
     If you are not able to submit your election form electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Lam Research Corporation via mail or overnight courier to:

Lam Research Corporation, c/o Lam Tender Offer, 4650 Cushing Parkway, Fremont, CA 94538, or by fax at (510) 572-4442 before 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008. Only paper election forms that are completed, submitted, and actually received by us by mail, overnight courier, or fax, in accordance with the instructions above and by the deadline will be accepted. Election forms submitted by any other means or that are received after the deadline will not be accepted. The delivery of your election form is at your risk. To obtain a paper election form, please contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.
You must complete the tender and election process in the foregoing manner by 11:59 p.m., Eastern Daylight Time on May 1, 2008. If we extend the Offer beyond that time, you must complete the process before the extended expiration date of the Offer.
     We will not accept delivery of any election form after expiration of the Offer. If we do not receive a properly completed election form from you before the expiration of the Offer, we will not accept your Eligible Options and you will be unable to participate in the Offer.
     We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer.
Q20. Can I change my previously submitted election?
     Yes. You may change your previously submitted election at any time before 11:59 p.m., Eastern Daylight Time on May 1, 2008 (or any extended expiration date of the Offer). If you would like to change your election, you should log on to the Offer website at https://lamrc.equitybenefits.com/ and complete and submit a new election form. You should print a copy of your new election form and Print Confirmation page and keep those documents with your other records for this Offer.
     Alternatively, you may change your existing election by completing a new paper election form and returning it to Lam Research Corporation via mail or overnight courier to: Lam Research Corporation, c/o Lam Tender Offer, 4650 Cushing Parkway, Fremont, CA 94538, or by fax at (510) 572-4442 before 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008. Only paper election forms that are completed, submitted, and actually received by us by mail, overnight courier, or fax, in accordance with the instructions above and by the deadline will be accepted. Election forms submitted by any other means or that are received after the deadline will not be accepted. The delivery of your election form is at your risk. To obtain a paper election form, please contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.
     You may change your previously submitted elections as many times as you would like before the expiration of the Offer. (See Section 6, “Withdrawal rights”)
Q21. How do I withdraw from the Offer?
     To withdraw your election for your Eligible Options, you should submit a properly completed and signed new election form before the expiration date in accordance with the procedures described in Question and Answer 19 and Sections 5, “Procedures for electing to participate in the Offer” and 6, “Withdrawal rights.” On the election form, you will need to check the appropriate box to indicate that you elect not to accept this Offer to amend your Eligible Options in accordance with the terms of this Offer. Please keep a copy of your new election form for your records.
Q22. What does the Company think of the Offer?
     Although our Board of Directors has approved this Offer, neither we nor the Board of Directors has made any recommendation as to whether you should accept or refrain from accepting the Offer. You must make your own decision about the Offer, after reading this Offer to Amend carefully and taking into account your own personal circumstances and preferences.

     We recommend that you consult with your personal financial, tax and legal advisors before deciding whether to accept the Offer.
Q23. What are some of the key dates to remember?
     The commencement date of the Offer is April 3, 2008.
     The Offer expires at 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008 (unless we extend the Offer).
     The Eligible Options will be amended on May 2, 2008 (unless we extend the Offer).
     The amended options may be exercised before the termination of the option agreement pursuant to their terms, once our database and your personal account information are updated to reflect the amendments, which we expect will be within several business days following the amendment date.
     The cash payment will be made on the first payroll date in January 2009.
Q24. Who can I talk to if I have questions about the Offer?
     For assistance, you should contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.
     For additional copies of the Offer to Amend or related documents, please contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.
RISKS OF PARTICIPATING IN THE OFFER
     Participating in the Offer involves a number of risks, including those described below. In addition, information concerning risk factors included in our most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18, “Additional information.” You should carefully consider these risks together with the other information contained in this Offer to Amend before deciding to participate in the Offer. You are encouraged to consult your personal investment, tax and legal advisors before deciding whether to accept the Offer.
Tax-Related Risks.
     The IRS could change the expected Section 409A tax consequences. As described in the “Summary and Questions and Answers” and in Section 15, “Material U.S. federal income tax consequences,” based on the current guidance under Section 409A, the portion of your Eligible Options that was unvested as of December 31, 2004 may be subject to adverse tax consequences under Section 409A. We believe that we have complied in good faith with the current guidance with respect to the Offer to amend your Eligible Options to avoid the adverse tax consequences of Section 409A. We cannot guarantee the effect of any future IRS rulemaking or guidance.
     You may incur additional tax and penalties under state and local tax laws. The discussion in Section 15, “Material U.S. federal income tax consequences,” describes the material U.S. federal income tax consequences of participating or not participating in the Offer. State and local laws may treat the options differently for tax purposes. Certain states, including California, have adopted provisions similar to Section 409A; if you are subject to income tax in such states, you may incur additional taxes and interest under such provisions with respect to your Eligible Options.
     All Eligible Option holders should consult with their own personal tax advisor as to the tax consequences of their participation in the Offer.
Procedural Risks

     You are responsible for making sure that your initial election form and any subsequent changes to your election form pursuant to which you withdraw or tender your Eligible Options are received by us before the Expiration Date. We intend to confirm the receipt of your initial election form and any subsequent changes to your election form by emailing an Acknowledgement of Receipt of Election Form to your Lam Research Corporation email address within two business days after receipt. If you have not received an Acknowledgement of Receipt of Election Form in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submissions by contacting the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions in case we ask you for evidence of timely submission.
Business-Related Risks.
     The information included under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 24, 2007 is incorporated herein by reference.
FORWARD-LOOKING STATEMENTS
     This Offer to Amend includes forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue,” and any other words of similar meaning are forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements, although based on assumptions that we consider reasonable, are only made as of the date hereof and are therefore subject to risks and uncertainties that could cause actual results, events or conditions to differ materially from those expressed or implied by such forward-looking statements. For a discussion of some of these risks and uncertainties, please see the information included under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 24, 2007, which is incorporated herein by reference. Any forward-looking statement is subject to change, and we will not necessarily inform or update you of such changes, except as required by applicable federal securities laws.
THE OFFER
1. Eligibility.
     Upon the terms and subject to the conditions of the Offer, we will accept for amendment all Eligible Options held by Eligible Option holders who have accepted the Offer with respect to their Eligible Options in accordance with Section 5, “Procedures for electing to participate in the Offer,” and do not validly withdraw their acceptance before the expiration date.
Eligible Option Holders.
     Based on our records, you are currently an Eligible Option holder. An Eligible Option holder is an individual who (1) is subject to U.S. taxation, (2) holds Eligible Options, if such options remain outstanding on the expiration date, (3) is an employee of the Company on the expiration date and (4) was not an officer subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date that the Eligible Options were granted to the individual. None of the members of the Company’s Board of Directors or its officers subject to Section 16(a) of the Securities Exchange Act of 1934 are eligible to participate in the Offer other than Ernest E. Maddock, our Senior Vice President, Global Operations, Abdi Hariri, our Group Vice President, Customer Support Business Group, Thomas J. Bondur, our Vice President, Global Field Operations, and Martin B. Anstice, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, who are eligible to participate in the Offer because they were not officers subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date on which Eligible Options were granted to them.

Eligible Options.
     Your personalized election form accessible on the Offer website at https://lamrc.equitybenefits.com/ identifies your options that are eligible for this Offer. An option to purchase our common stock is an Eligible Option for the purposes of this Offer only if all of the following conditions are met:
•	the option was granted under the Plan;

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s accounting measurement date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested on such date, the unvested portion may be an Eligible Option); and

•	the option is outstanding as of the expiration date.
     If you choose to accept this Offer with respect to your Eligible Options, you must accept this Offer with respect to all of your Eligible Options. If you have previously exercised a portion of an Eligible Option, your election will apply only to the portion of that option which remains outstanding and unexercised as of the expiration date of this Offer.
2. Amendment and cash payment.
     If you accept the Offer to amend your Eligible Options, then your Eligible Options will be amended on the amendment date to increase the original exercise price for your Eligible Options to the fair market value of the underlying common stock of each such option on the accounting measurement date of each such option. If you have exercised a portion of an Eligible Option, you may accept this Offer with respect to the unexercised portion of such option. Except for the adjusted exercise price, all the other terms and provisions of the amended options will be identical to the terms and provisions in effect for the Eligible Options immediately before the amendment, including the exercise period and option term.
     You will also receive a cash payment, equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the Eligible Option for each share of our common stock underlying the amended options. The cash payment is intended to compensate you for the increase in exercise price of your amended options. Each such cash payment will be paid, less applicable tax withholding, on the first payroll date in January 2009. The delay in the cash payment is required by the provisions of Section 409A. If you participate in the Offer, the cash payment will be paid to you regardless of whether you are employed by the Company on the cash payment date and regardless of whether the amended options ever are exercised.
     Your personalized election form accessible on the Offer website at https://lamrc.equitybenefits.com/ lists the number of unexercised shares subject to your Eligible Options, as well as the cash payment you will be entitled to receive if you elect to have your Eligible Options amended.
     Promptly following the expiration of the Offer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment with respect to the amendment of your Eligible Options. We will also send you an Amendment to Stock Option Agreement reflecting the increased exercise prices of your Eligible Options.
     Example (for illustrative purposes only)
     Assume that in May 2000 you were issued options to purchase 500 shares of stock with an exercise price equal to $25.00 per share, of which 300 options vested on or before December 31, 2004. The fair market value of the Company’s underlying common stock on the accounting measurement date was $30.00. Further assume that as of the offer expiration date, all 500 shares were vested (200 shares of which vested after December 31, 2004) and you had not exercised any portion of your options. The options will be Eligible Options with respect to 200 shares (the 300 shares which vested on or before December 31, 2004 are not subject to Section 409A and, therefore, need not be amended to avoid the tax consequences of Section 409A). If you accepted the Offer with respect to the 200 Eligible Options:
     1. The Eligible Options to purchase 200 shares would be amended to increase the exercise price to $30.00 per share. 200 shares subject to the amended options would be vested as of the amendment date. The other options to purchase 300 shares would not be amended and the exercise price for such options would remain at $25.00 per share.
     2. You would receive a “Promise to Make Cash Payment” in the amount of $1,000 ($5.00 multiplied by 200), less applicable tax withholding, payable on the first payroll date in January 2009.
     3. You would receive an “Amendment to Stock Option Agreement” reflecting the increased exercise price of $30.00.
     4. The cash payment of $1,000 would be paid, less applicable tax withholding, on the first payroll date in January 2009.
3. Purpose of the Offer.
     We believe this Offer will foster retention of our valued employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels, to provide an effective means of recognizing employee contributions to the success of our business and to enable us to attract, retain and reward talented and experienced individuals. As part of a review of our option granting process, we have determined that certain options granted from May 23, 2000 through October 17, 2002 were issued with an exercise price less than the fair market value of the underlying common stock on the accounting measurement date for such options and that holders of such options may therefore be subject to adverse tax consequences under Section 409A and Similar State Laws. This Offer is being made to permit Eligible Option holders to amend their options in a manner intended to minimize or avoid the potential adverse tax treatment of such options under Section 409A, as described in Section 15, “Material U.S. federal income tax consequences” and Similar State Laws. Because the Eligible Options may have inherent value as a result of the discounted exercise price, the cash payment(s) with respect to the Eligible Options were designed to make the Eligible Option holders whole for the adjustment to the option exercise price on the expiration date of this Offer.
     The application of Section 409A to the Eligible Options, however, is not entirely free from doubt and we make no representation as to the effect of this Offer under Section 409A or the effect of the Offer under Similar State Laws.
     Except as otherwise disclosed in this Offer to Amend or in our filings with the Securities and Exchange Commission (the “SEC”), we presently have no plans or proposals that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq Global Select Market;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, which we refer to herein as the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or other actions that may impede the acquisition of control of us by any person.
     In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities and makes changes in the composition and structure of its Board of Directors and/or management.
     Neither we nor the Board of Directors has made any recommendation as to whether you should accept the Offer, nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A and Similar State Laws may apply to your Eligible Options if they are not amended pursuant to the Offer. You are urged to evaluate carefully all of the information contained or referred to in the Offer to Amend and we recommend that you consult with your personal financial, tax and legal advisors when deciding whether to accept the Offer.
4. Status of Eligible Options not amended.
     If you choose not to accept the Offer, your Eligible Options will remain outstanding in accordance with their existing terms, including current exercise prices, and any options that vested after December 31, 2004 may be subject to adverse tax consequences under Section 409A and Similar State Laws. You will be solely responsible for any taxes or interest payable under Section 409A, Similar State Laws or otherwise with respect to your options. We do not intend to take any other steps, now or in the future, to address the potentially adverse tax consequences under Section 409A or Similar State Laws with respect to Eligible Options that are not amended in accordance with this Offer.
5. Procedures for electing to participate in the Offer.
Proper election to participate in this Offer.
     If you are an Eligible Option holder, you will receive on April 3, 2008, an email announcing the Offer with a link to the Offer website at https://lamrc.equitybenefits.com/. Once you have logged onto the Offer website and clicked on the “Make An Election” button, you will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold:
•	the original grant date,

•	the option number,

•	the number of unexercised shares subject to that option,

•	the current exercise price,

•	the new exercise price should you accept the Offer,

•	the cash payment per share subject to the Eligible Option you will be entitled to receive should you accept the Offer, and

•	the total cash payment you would be entitled to receive with respect to that option should you accept the Offer.
     You will need to check the appropriate box to indicate whether or not you elect to tender all of your Eligible Options in accordance with the terms of the Offer. After completing the election form, you will be allowed to review the election you have made with respect to your Eligible Options. If you are satisfied with your election you will proceed to the Agreement to the Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. You will then be deemed to have completed the election process.
     If you are not able to submit your election electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Lam Research Corporation via mail or overnight courier to: Lam Research Corporation, c/o Lam Tender Offer, 4650 Cushing Parkway, Fremont, CA 94538, or by fax at (510) 572-4442 before 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008. Only paper election forms that are completed, submitted, and actually received by us by mail, overnight courier, or fax, in accordance with the instructions above and by the deadline will be accepted. Election forms submitted by any other means or that are received after the deadline will not be accepted. The delivery of your election form is at your risk. To obtain a paper election form, please contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.
     If you decide to elect to tender your Eligible Options pursuant to the Offer, you must properly complete and submit the election form no later than 11:59 p.m., Eastern Daylight Time on May 1, 2008. If we extend the Offer beyond May 1, 2008, you must complete and submit your election form before the extended expiration date of the Offer. Completion and submission of all documents, including the election form and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.
     We will not accept any election form after the expiration date of the Offer. If you do not complete and submit the election form on the Offer website or return it by either mail, overnight courier or facsimile, then you will not participate in the Offer, and the exercise price and all of the other terms of all Eligible Options you currently hold will remain unchanged. Under such circumstances, you will not receive any cash payment and you may be subject to the negative tax consequences of Section 409A and Similar State Laws.
     The Offer website is designed to confirm the receipt of your initial election form and any subsequent changes to your election form by emailing to your Lam Research Corporation email address an Acknowledgement of Receipt of Election Form within two business days after receipt. If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com. If we do not have a record of our receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions and proof of transmittal in case we ask you for evidence of timely submission.
     If you elect to participate in this Offer, you must accept this Offer with respect to all of your Eligible Options. We have provided you with a personalized election form accessible on the Offer website at https://lamrc.equitybenefits.com/ listing your Eligible Options, the potential cash payments you will receive if your Eligible Options are amended and the new exercise price for each Eligible Option should you accept this Offer with respect to your Eligible Options.
     Your election to participate becomes irrevocable after 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008, unless the Offer is extended past that time, in which case your election will become irrevocable after the new expiration date, except as provided in Section 6, “Withdrawal rights.” You may change your mind after you have submitted an election form and withdraw from the Offer at any time before the expiration date as described in Section 6, “Withdrawal rights.” You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.
     The delivery of all documents, including election forms, is at your risk. The Company intends to confirm the receipt of your election form by e-mail within two business days after our receipt thereof. If you have not received an e-mail confirmation by that time, you must notify us that you have provided us with an election form, whether you have elected to participate or to withdraw from the Offer.
     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any elections that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer, we will accept promptly after the expiration date all Eligible Options with respect to which a proper and timely election has been made.
     Our receipt of your election form is not by itself an acceptance of your election. For purposes of this Offer, we will be deemed to have accepted your Eligible Options with respect to which a proper election has been made and is not properly withdrawn as of the time when we give written or electronic notice to the Eligible Option holders generally of our acceptance of elections. We may issue this notice of acceptance by press release, e-mail or other methods of communication.
     Options accepted will be amended on the next business day following the expiration date, which we presently expect will be May 1, 2008. However, it will take several business days after the amendment date to update our database and your personal account information to reflect all of the amended options. While we update our database and your personal account information, you will not be able to exercise any of your amended options. We reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of the Offer, provided that if we grant any such waiver, it will be granted with respect to all Eligible Option holders.
Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, at our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any elections or Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any Eligible Options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all Eligible Options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election of any particular Eligible Options or for any particular Eligible Option holder, provided that if we grant any such waiver, it will be granted with respect to all Eligible Option holders and Eligible Options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the Eligible Option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.
Our acceptance constitutes an agreement.
     Your election through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this Offer.
6. Withdrawal rights.
     You may withdraw your elections only in accordance with the provisions of this Section 6.
     You may withdraw your tendered Eligible Options at any time before the expiration date of this Offer, which is expected to be 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008. In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Eastern Daylight Time, on May 29, 2008 (the 40th business day after the April 3, 2008 commencement date of the Offer), you may withdraw your tendered Eligible Options at any time thereafter. If we extend the Offer, you may withdraw your Eligible Options at any time until the extended expiration date of this Offer.
     To validly withdraw your tendered Eligible Options, you should use the Offer website at https://lamrc.equitybenefits.com/ to complete and submit a new election form. Alternatively, you may complete and submit a new paper election form and return it return it to Lam Research Corporation via mail or overnight courier to: Lam Research Corporation, c/o Lam Tender Offer, 4650 Cushing Parkway, Fremont, CA 94538, or by fax to (510) 572-4442 before 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008. Only paper election forms that are completed, submitted, and actually received by us by mail, overnight courier, or fax, in accordance with the instructions above and by the deadline will be accepted. Election forms submitted by any other means or that are received after the deadline will not be accepted. The delivery of your election form is at your risk. To obtain a paper election form, please contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date of this Offer.
     YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. YOU ALSO MAY NOT WITHDRAW SOME, BUT NOT ALL, OF YOUR ELIGIBLE OPTIONS. IF YOU CHOOSE TO WITHDRAW A PORTION OF A TENDERED ELIGIBLE OPTION, OR ONE OR MORE TENDERED ELIGIBLE OPTIONS, YOU MUST WITHDRAW ALL ELIGIBLE OPTIONS.
     You may not rescind any withdrawal. If you change your mind and want to re-elect to accept the Offer with respect to your Eligible Options after withdrawing them, you must properly re-elect to accept this Offer for your Eligible Options by submitting a new election form in accordance with the procedures described in Section 5, “Procedures for electing to participate in the Offer,” before the expiration date. This new election form must be properly completed and submitted after your original election form and after your withdrawal. Any re-election to accept the Offer with respect to withdrawn Eligible Options will be deemed not properly made unless you properly re-elect to accept this Offer before the expiration date.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of any withdrawals. Our determination of these matters will be final and binding.
7. Acceptance of Eligible Options for amendment and promise to make cash payment.
     Upon the terms and subject to the conditions of the Offer, we will, promptly following the expiration date, accept for amendment and amend all Eligible Options for which acceptances of this Offer have been properly submitted and not validly withdrawn before the expiration date. We will provide written notice to the Eligible Option holders of our acceptance, which may be by e-mail, press release or other means. We will amend the exercise price of accepted Eligible Options on the amendment date, which will be the next business day following the expiration date, which is currently expected to be May 1, 2008. However, it may take several business days after the amendment date to update our database and your personal account information to reflect all of the amended options. While we update our database and your personal account information, you will not be able to exercise any of your amended options.
     As soon as practicable following the amendment date, we will provide each holder of Eligible Options who validly submitted an election to accept the Offer with a “Promise to Make Cash Payment,” evidencing our commitment to make the cash payment in accordance with the terms set forth in this Offer, and an “Amendment to Stock Option Agreement,” amending the Eligible Options as set forth in this Offer. If you do not receive both of these within ten days after the expiration date, please contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.
     If, for any reason, you are not an employee of the Company or a successor entity through the expiration date, we will not accept your Eligible Options for amendment and you will not be entitled to receive any cash payments. Instead, you will keep all of your Eligible Options. These options will continue to be governed in all respects by the Plan and by the existing option agreement between you and the Company.
     Eligible Options that we do not accept for amendment will remain outstanding until they expire by their terms (or are cancelled) and will retain their current exercise price as well as all other terms and conditions. Please see Section 15, “Material U.S. federal income tax consequences,” for a description of the material U.S. federal income tax consequences of participating or not participating in this Offer.
8. Conditions of the Offer.

     Notwithstanding any other provision of this Offer, we will not be required to accept any elections to participate in the Offer, and we may, at our sole discretion, terminate, extend or amend the Offer before the expiration date, including with respect to Eligible Options for which proper elections have been made, or postpone our acceptance and amendment of any Eligible Options, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the accepted Eligible Options promptly after termination or withdrawal of a tender offer, if any of the following events has occurred, or has been determined by us to have occurred and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of any elections to participate in the Offer:
     (a) there shall have been threatened or instituted or be pending any action, proceeding or litigation that directly or indirectly challenges the making of the Offer, amending of some or all of the Eligible Options pursuant to the Offer or making the cash payments, or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;
     (b) any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us or materially and adversely affect our business, condition (financial or other), operating results, operations or prospects;
     (c) there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the U.S.,
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,
•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, or the Standard & Poor’s 500 Index from the date of the commencement of the Offer,
•	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the U.S., including terrorist attacks, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or
•	if any of the preceding situations existed at the time of commencement of the Offer, the material deterioration, in our reasonable judgment, of that situation;
     (d) any rules, regulations or actions by any governmental authority, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to the Company that makes it inadvisable for us to proceed with the Offer;
     (e) a tender offer, other than this Offer by us, for some or all of our outstanding shares of common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:
•	any person, entity or group has purchased all or substantially all of our assets,

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Offer,
•	any such person, entity or group which had publicly disclosed such ownership prior to the commencement of the Offer shall acquire additional common stock constituting more than 1% of our outstanding shares,
•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our sole judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for amendment of eligible options, or
•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
     (f) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer other than as contemplated as of the commencement date of this Offer; or
     (g) there shall have occurred any change, development, clarification or position taken in the regulations or rulings of the IRS with respect to Section 409A or there shall have been a judicial decision regarding the tax treatment of Eligible Options under Section 409A or otherwise, in each case that would, in the sole judgment of the Company, make this Offer unnecessary.
     The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date of this Offer. Any determination we make concerning the events described in this Section 8 will be final and binding upon all persons.
9. Price range of common stock underlying the options.
     There is no established trading market for Eligible Options. However, shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “LRCX.” On April 1, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $40.00 per share. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq Global Select Market.

Quarter Ended	High	Low

Fiscal Year Ending June 29, 2008
4th Quarter (through April 1, 2008)	$40.61	$36.95
3rd Quarter	$46.19	$36.15
2nd Quarter	$56.40	$42.91
1st Quarter	$59.98	$50.03

Fiscal Year Ended June 24, 2007
4th Quarter	$55.70	$47.15
3rd Quarter	$54.54	$43.43
2nd Quarter	$56.60	$44.53
1st Quarter	$47.26	$37.70

Fiscal Year Ended June 25, 2006

Quarter Ended	High	Low
4th Quarter	$53.49	$41.67
3rd Quarter	$48.03	$35.68
2nd Quarter	$39.15	$28.97
1st Quarter	$32.55	$28.15
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether to accept this Offer.
10. Source and amount of consideration; terms of amended Eligible Options.
Consideration.
     We will amend Eligible Options and make cash payments with respect to the amendment of Eligible Options with respect to which proper elections have been made and accepted. We anticipate that we will make such payments, as well as paying related fees and expenses, from our general corporate assets. You will be a general creditor of ours with respect to the cash payments until they are paid.
     Assuming we receive and accept elections from Eligible Option holders of all Eligible Options under this Offer, we will amend Eligible Options to purchase a total of approximately 741,168 shares of our common stock, or approximately 0.59% of the total shares of our common stock outstanding as of March 30, 2008, and we will make cash payments in an aggregate amount of approximately $2,409,023 with respect to such amended options.
General terms of amended options.
     Except for the increased exercise price, the terms and conditions of your amended options will remain the same in all respects as the Eligible Options with respect to which you elected to accept this Offer. All amended options will be subject to the Plan and an amended stock option agreement between you and the Company.
Material U.S. federal income tax consequences.
     You should refer to Section 15, “Material U.S. federal income tax consequences,” for a discussion of the material U.S. federal income tax consequences of accepting or rejecting this Offer. Please note that the discussion in Section 15 is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed in such Section 15. We recommend that you consult with your personal tax advisor to discuss the tax consequences of your participating in the Offer.
11. Information concerning Lam Research.
     Lam Research designs, manufactures, markets, and services semiconductor processing equipment used in the fabrication of integrated circuits and is recognized as a major provider of such equipment to the worldwide semiconductor industry. Semiconductor wafers are subjected to a complex series of process steps that result in the simultaneous creation of many individual integrated circuits. Lam Research’s products selectively remove portions of various films from the wafer in the creation of semiconductors. Lam Research leverages its expertise in these areas to develop intellectual property (IP) for integrated processing solutions.
     The Company is incorporated in Delaware. Our principal executive offices are located at 4650 Cushing Parkway, Fremont, CA 94538 and our telephone number at that address is (510) 572-0200.
     Financial Information. The following table sets forth selected consolidated financial operating data for the Company. The selected historical statement of operations data for the fiscal years ended June 24, 2007 and June 25, 2006 and the selected historical balance sheet data as of June 24, 2007 and June 25, 2006 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2007, that have been audited by Ernst & Young, LLP, an Independent Registered Public Accounting Firm. The information presented below should be read together with the complete financial statements and notes related thereto as well as the section of these reports entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Company has presented the following data in thousands, except share and per share data.

	Fiscal Year Ended
	June 24, 2007	June 25, 2006
	(52 weeks)(1)	(52 weeks)(1)
Consolidated Statement of Operations Data:
Total revenue	$2,566,576	$1,642,171
Gross margin	1,305,054	827,012
Operating income	778,660	404,768
Net income	685,816	335,210
Basic net income per share:	$4.94	$2.42
Diluted net income per share:	$4.85	$2.33

Consolidated Balance Sheet Data (At Period End):
Total current assets	$1,416,361	$1,706,369
Other assets	685,244	621,013
Current liabilities	672,798	567,649
Other long-term liabilities	252,487	350,969

(1)	The Company follows a 52/53-week fiscal reporting calendar and its fiscal year ends on the last Sunday of June each year.
The following table sets forth our ratio of earnings to fixed charges for the periods specified:

			13 Weeks	26 Weeks
	Fiscal Year Ended		Ended	Ended
	June 24,	June 25,	December 23,	December 23,
	2007	2006	2007	2007
Ratio of earnings to fixed charges	40	122	39	44
     The ratio of earnings to fixed charges is computed by dividing earnings by total fixed charges for Lam Research Corporation. For this ratio, “earnings” is determined by adding “total fixed charges” to income before income taxes. For this purpose, “total fixed charges” consists of interest on all indebtedness and amortization of debt discount and expenses.
The following table sets forth our book value per share as of December 23, 2007:

Book value per share	$12.42
     See Section 18, “Additional information” for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements that we have summarized above.
12. Interests of directors and officers; transactions and arrangements concerning the options.
     A list of the current members of our Board of Directors and executive officers is attached as Schedule A to this Offer to Amend. As of March 30, 2008, our executive officers and directors as a group beneficially owned outstanding options under the Plan to purchase a total of 46,321 shares of our common stock, which represented approximately 2.0% of the shares of our common stock subject to all options outstanding under the Plan as of that date. Schedule A also includes information for each of the directors and executive officers with respect to their beneficial ownership of outstanding stock options. None of the members of the Company’s Board of Directors or its officers subject to Section 16(a) of the Securities Exchange Act of 1934 are eligible to participate in the Offer other than Ernest E. Maddock, our Senior Vice President, Global Operations, Abdi Hariri, our Group Vice President, Customer Support Business Group, Thomas J. Bondur, our Vice President, Global Field Operations, and Martin B. Anstice, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, who are eligible to participate in the Offer because they were not officers subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date on which Eligible Options were granted to them. Neither we, nor any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under the Plan during the 60 days before and including the commencement of this Offer.
13. Status of options amended by us in the Offer; accounting consequences of the Offer.
     Eligible Options that we accept for amendment will be amended to change the exercise price on the amendment date. Except for the exercise price, the terms and provisions of your amended options will remain the same as the original options they replace in all respects.
     We intend to account for the amendment of Eligible Options and the corresponding cash payment under the Offer as a modification of the original Eligible Options. As a result, we will record as incremental compensation expense the excess of the fair value of the amended option and corresponding cash payment over the fair value of the original Eligible Option as of the end of the offer period, less any amounts previously expensed. This incremental compensation expense will be recognized immediately for Eligible Options which are vested as of the expiration date.
14. Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit material to our business that might be adversely affected by our making or completing the Offer as described in this Offer to Amend, or of any approval, requirement or other action by any government or governmental, administrative or regulatory authority or agency, that would need to be obtained, fulfilled or taken for the amendment of the Eligible Options or the payment of the cash payments as described herein. Should any such approval or other action be required in connection with this Offer, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Offer to accept elections with respect to Eligible Options and to issue amended options is subject to the conditions described in Section 8, “Conditions of the Offer.”
     We will not grant any amended options if we are prohibited by applicable laws or regulations from doing so on the amendment date. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if prohibited on the amendment date, we will not grant any amended options.
15. Material U.S. federal income tax consequences.
     The following is a general summary of the material U.S. federal income tax consequences of the Offer. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state, local and non-U.S. tax consequences of accepting or not accepting the Offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction. Any income taxes, additional taxes and interest that arise under Section 409A, Similar State Laws or otherwise as a result of your failure to accept the Offer will be your sole responsibility.
     This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly with retroactive effect that could result in different tax consequences than those discussed. This summary does not discuss all tax consequences that may be relevant to you in light of your individual circumstances, nor is it intended to apply in all respects to all types of Eligible Option holders. The federal, state and local tax consequences for each Eligible Option holder will depend upon that employee’s individual circumstances.
     Tax consequences applicable to Eligible Options that are not amended pursuant to the Offer.

     Your decision not to accept this Offer with respect to your Eligible Options could result in potentially adverse tax consequences to you. Please read this Section 15 carefully and talk to your financial, legal and/or tax advisors regarding your decision about participating in this Offer.
     Section 409A and the guidance and regulations under Section 409A provide that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must meet certain requirements, including a fixed exercise date, to avoid early income recognition and additional taxes of 20% plus interest, and, as applicable, additional taxes under Similar State Laws. As none of the Eligible Options have fixed exercise dates, if the Eligible Options you hold are deemed to have been granted at a discount, you may have income recognition and owe an additional 20% tax plus interest, and, as applicable, additional taxes under Similar State Laws.
     Although it is not entirely clear how options that are deemed to be nonqualified deferred compensation are taxed under Section 409A, we believe that the following U.S. federal tax consequences apply to the Eligible Options that vested after December 31, 2004:
•	The gain on all Eligible Options that have not been exercised likely will become taxable as ordinary income to you regardless of whether you exercise such options. The amount of income recognized likely will be equal to the fair market value of the common stock underlying the Eligible Options on the date the taxable income is recognized, less the sum of the exercise price applicable to those options.
•	You may be subject to a 20% tax on the income described above, in addition to all regular income and employment taxes. You may also be liable for an additional tax equal to interest at the IRS underpayment rate plus 1% (currently an aggregate annual interest rate of approximately 8%) on the underpayments that would have occurred had the compensation been includible in income for the taxable year the Eligible Options vested.
     You may also incur additional taxes and interest under state laws that are similar to Section 409A depending on the state in which you live. California has adopted the federal laws and thus you may be subject to an additional 20% tax (plus interest).
     You will be solely responsible for all income taxes and interest payable under Section 409, Similar State Laws and other tax laws with respect to any Eligible Options that vested after December 31, 2004 and that are not amended in the Offer. Holders of Eligible Options should consult their financial, tax and legal advisors with regard to the application of Section 409A (and similar state tax provisions) to their Eligible Options.
     Tax consequences applicable to Eligible Options that are amended pursuant to the Offer.
     The following describes what we believe will be the U.S. federal income tax treatment of Eligible Options that are amended pursuant to the Offer and the U.S. federal income tax treatment of the receipt of the cash payment:
•	Acceptance of Offer and Amendment of Option. If you accept the Offer to amend your Eligible Option, there should be no taxable event at the time of your acceptance or at the time that your Eligible Option is amended.
•	Payment of Cash Payment. The cash payment will be taxable as compensation income to you in the year in which it is paid. We will withhold from the cash payment all applicable income and employment taxes. We will generally be entitled to an income tax deduction in the amount of the compensation income that you recognize with respect to the cash payment.
•	Exercise of Amended Option. If you exercise the amended option, generally, you will recognize ordinary income in an amount equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price payable for those shares (as amended). We are required to withhold income and employment taxes with respect to the income that you recognize.
•	Sale of Shares. The subsequent sale of any shares that you acquire upon exercise of your amended option will result in capital gain or loss to you in an amount equal to the excess of the sale proceeds over the fair market of our shares on the date of exercise. The gain or loss will be long-term if the shares have been held for more than one year after the date of exercise and otherwise will be short-term.
     Additional Tax Consequences. If an Eligible Option holder is subject to the tax laws of more than one country, then there may be tax consequences to such option holder as a result of participating in the Offer in addition to those described above. You should consult with your financial, tax and legal advisors about these tax consequences.
     Eligible Option holders located in Singapore, South Korea, and Taiwan are subject to the tax laws applicable in those jurisdictions. Schedule B to this Offer sets forth a summary of the relevant tax laws applicable in those non-U.S. tax jurisdictions.
     Holders of Eligible Options should consult their financial, tax and legal advisors before making the decision about whether to participate in the Offer. In particular, holders of Eligible Options should consult their advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of participating, or not participating, in the Offer.
16. Extension of the Offer; termination; amendment.
     We may extend the expiration date at any time and regardless of whether or not any event listed in Section 8 of this Offer to Amend has occurred or is deemed by us to have occurred. If we extend the expiration date, we will give notice of such extension to the submitting option holders and make a public announcement thereof by no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date.
     As discussed in Section 1, “Eligibility,” an option to purchase common stock is eligible for this Offer only if, among other things, the option is outstanding as of the expiration date. Therefore, if a particular option expires after commencement of the Offer, but before the expiration date, that particular option is not eligible for amendment under the Offer. As a result, if we extend the Offer for any reason and if a particular option with respect to which an election to accept the Offer was made before the originally scheduled expiration date expires after such originally scheduled expiration date but before the actual expiration date under the extended Offer, that option would not be eligible for amendment.
     We also may terminate the Offer or amend the Offer and postpone acceptance of Eligible Options, at any time before the expiration date of this Offer, if any of the conditions specified in Section 8 of this Offer to Amend has occurred or is deemed by us to have occurred, by giving written notice of such termination or postponement to the accepting Eligible Option holders and making a public announcement thereof. Our right to delay our acceptance and amendment of the accepted Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the accepted Eligible Options promptly after termination or withdrawal of a tender offer.
     Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion and regardless of whether any event listed in Section 8 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered to eligible holders or by decreasing or increasing the number of options being sought in this Offer. We will give written or electronic notice, or make a public announcement, of any amendment to the terms of the Offer. Any such notice or announcement will set forth the period of time during which the Offer will remain open following the notice or announcement of any amendment of the Offer.
     The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this Offer or the consideration being offered by us for the Eligible Options in this Offer, the Offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of

Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
17. Fees and expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this Offer.
18. Additional information.
     We have filed with the SEC a Tender Offer Statement on Schedule TO, including this Offer to Amend. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision about whether to accept the Offer:
     (1) our Annual Report on Form 10-K for our fiscal year ended June 24, 2007, filed with the SEC, including all materials incorporated by reference therein;
     (2) our Quarterly Reports on Form 10-Q for the quarters ended September 23, 2007 and December 23, 2007, filed with the SEC, including all materials incorporated by reference therein;
     (3) our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 10, 2006;
     (4) our Current Reports on Form 8-K, filed with the SEC on July 18, 2007, July 24, 2007, August 10, 2007, August 29, 2007, October 10, 2007, November 13, 2007, December 14, 2007, December 18, 2007, December 24, 2007, January 24, 2008, February 6, 2008, February 8, 2008, February 14, 2008, March 7, 2008, March 17, 2008, March 20, 2008, April 2, 2008 and April 3, 2008.
     (5) the description of our Common Stock as set forth in our Registration Statement filed with the Commission on Form 8-B on April 11, 1990 and any amendment or report filed for the purpose of updating such description.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
     We will also provide without charge to each person to whom a copy of this Offer to Amend is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com.
     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.
     The information relating to Lam Research Corporation in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.
19. Miscellaneous.
     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will Eligible Options be accepted from, Eligible Option holders residing in any such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this Offer with respect to any of your Eligible Options. You should rely only on the information contained or incorporated by reference in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer that is inconsistent with the information and representations contained or incorporated by reference in this Offer to Amend and in the related tender offer documents that we provide you. If anyone makes any recommendation or representation to you or gives you any information that is inconsistent with the information and representations contained or incorporated by reference in this Offer to Amend and in the related tender offer documents that we provide you, you must not rely upon that representation or information as having been authorized by us.
Lam Research Corporation
April 3, 2008

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF LAM RESEARCH CORPORATION
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Age*	Title
James W. Bagley	69	Director, Executive Chairman
Stephen G. Newberry	54	Director, President and Chief Executive Officer
David G. Arscott	63	Director
Robert M. Berdahl	70	Director
Richard J. Elkus, Jr.	73	Director
Jack R. Harris	65	Director
Grant M. Inman	66	Director
Catherine P. Lego	51	Director
Seiichi Watanabe	66	Director
Patricia S. Wolpert	58	Director
Martin B. Anstice	40	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Ernest E. Maddock	49	Senior Vice President, Global Operations
Abdi Hariri	47	Group Vice President, Customer Support Business Group
Richard A. Gottscho	55	Group Vice President and General Manager, Etch Businesses
Thomas J. Bondur	40	Vice President, Global Field Operations

*	As of March 10, 2008
     James W. Bagley became Chief Executive Officer and a Director of the Company with the merger of Lam Research and OnTrak Systems, Inc., in 1997. Effective September 1, 1998, he was appointed Chairman of the Board. On June 27, 2005, Mr. Bagley transitioned from Chairman of the Board and Chief Executive Officer to Executive Chairman of the Board of Lam Research. Mr. Bagley currently is a director of Teradyne, Inc. and Micron Technology, Inc. From June 1996 to August 1997, Mr. Bagley served as Chairman of the Board and Chief Executive Officer of OnTrak Systems, Inc. He was formerly Chief Operating Officer and Vice Chairman of the Board of Applied Materials, Inc., where he also served in other senior executive positions during his 15-year tenure. Mr. Bagley held various management positions at Texas Instruments, Inc., before he joined Applied Materials, Inc. Mr. Bagley is currently a director of Micron Technology, Inc. and Teradyne, Inc.
     Stephen G. Newberry joined the Company in August 1997 as Executive Vice President and Chief Operating Officer. He was appointed President and Chief Operating Officer of Lam Research in July 1998 and President and Chief Executive Officer in June 2005. Mr. Newberry currently serves as a director of Lam Research Corporation and of SEMI, the industry’s trade association. Prior to joining Lam Research, Mr. Newberry served as Group Vice President of Global Operations and Planning at Applied Materials, Inc. During his 17 years at Applied Materials, he held various positions in manufacturing, product development, sales and marketing, and customer service. Mr. Newberry is a graduate of the U.S. Naval Academy (BS Ocean Engineering) and the Harvard Graduate School of Business (Program for Management Development) and served five years in naval aviation prior to joining Applied Materials.
     David G. Arscott has been a director of the Company since 1980, and was Chairman of the Board of Directors from 1982 to 1984. He is currently, and has been since 1988, a General Partner of Compass Technology Group, an investment management firm. From 1978 to 1988, Mr. Arscott was a Managing General Partner of Arscott, Norton & Associates, a venture capital firm. Mr. Arscott is a director of Dragnet Solutions, Inc., Percutaneous Systems, Inc., and Toolwire, Inc.
     Robert M. Berdahl has been a director of the Company since 2001. Dr. Berdahl is currently, and has been since May 2006, the President of the Association of American Universities. From 2004 to May 2006, Dr. Berdahl held the position of Professor in the History Department of the University of California, Berkeley and Professor of Public

Policy in the Goldman School of Public Policy, UC Berkeley. From 1997 to 2004, Dr. Berdahl served as Chancellor of the University of California, Berkeley. From 1993 to 1997, Dr. Berdahl was President of the University of Texas at Austin, and from 1986 to 1993, he was Vice Chancellor of Academic Affairs of the University of Illinois at Urbana-Champaign.
     Richard J. Elkus Jr. has been a director of the Company since 1997. He is currently, and has been since 1996, Chairman of Voyan Technology. From 1994 until 1997, Mr. Elkus was Vice Chairman of the Board and Executive Vice President of Tencor Instruments, Inc. Mr. Elkus is also currently a director of SOPRA S.A., the National Science and Technology Medals Foundation, and the Scripps Research Institute.
     Jack R. Harris has been a director of the Company since 1982. Mr. Harris is currently, and since 2001 has been, Executive Chairman of Metara, Inc., and is currently, and since 1999, has been, Chairman of HT, Inc. From 1986 until 1999, Mr. Harris was Chairman, Chief Executive Officer, and President of Optical Specialties, Inc.
     Grant M. Inman has been a director of the Company since 1981. Mr. Inman is currently, and since 1998 has been, a General Partner of Inman Investment Management. From 1985 until 1998, Mr. Inman was a General Partner of Inman & Bowman, a venture capital investment partnership. Mr. Inman is currently a director of Paychex, Inc., Wind River Systems, Inc., and AlphaCard Systems.
     Catherine P. Lego has been a director of the Company since 2006. Ms. Lego is currently, and since 1999 has been, the General Partner of The Photonics Fund, LLP, a venture capital investment firm. She is also, and since 1992 has been, a member of Lego Ventures, LLC, a technology consulting firm. Ms. Lego is currently a director of SanDisk Corporation, StrataLight Communications, and WJ Communications, Inc.
     Seiichi Watanabe has been a director of the Company since 2005. Dr. Watanabe is currently, and since 2007 has been, the Executive Director of TechGate Investment, Inc., of Japan. From 2005 to June 2007, he was the Executive General Manager, Research & Development, for Terumo Corporation of Japan. From 2004 to 2005, Dr. Watanabe served as an Advisor to Sony Corporation following his retirement from Sony in 2004. During his tenure at Sony from 1993 to 2004, Dr. Watanabe served as Executive Vice President of Environmental Affairs, President of Frontier Science Laboratories (Sony), President of the Semiconductor Division, and Director of the Research Center. Dr. Watanabe is also currently a director of Cool.revo, Inc. of Japan, and of Zeta Bridge Corporation of Japan.
     Patricia S. Wolpert has been a director of the Company since 2006. Ms. Wolpert is currently, and since 2003 has been, the owner of Wolpert Consulting LLC, a sales and marketing consulting firm. From 1972 to 2003, Ms. Wolpert served in a variety of executive positions with International Business Machines, Inc., including: Vice President, Sales Transformation, Americas; Vice President, Central Region, Americas; Vice President, System Sales, South America; and various other executive positions. Ms. Wolpert is currently a director and Chairman of the Board of Teradyne, Inc.
     Martin B. Anstice joined Lam Research in April 2001 as Senior Director, Operations Controller, was promoted to the position of Managing Director and Corporate Controller in May 2002, and was promoted to Group Vice President, Chief Financial Officer, and Chief Accounting Officer in June 2004 and named Senior Vice President, Chief Financial Officer and Chief Accounting Officer in March 2007. Mr. Anstice began his career at Raychem Corporation where, during his 13-year tenure, he held numerous finance roles of increasing responsibility in Europe and North America. Subsequent to Tyco International’s acquisition of Raychem in 1999, he assumed responsibilities supporting mergers and acquisition activities of Tyco Electronics. Mr. Anstice is an associate member of the Chartered Institute of Management Accountants in the United Kingdom.
     Ernest E. Maddock, Senior Vice President of Global Operations since March 2007 and previously Group Vice President of Global Operations since October 2003, currently oversees Global Operations which consists of: Information Technology, Global Supply Chain, Production Operations, Corporate Quality, Global Security, Global Real Estate & Facilities. Additionally, Mr. Maddock heads Bullen Semiconductor, a division of Lam Research. Mr. Maddock joined the Company in November 1997. Mr. Maddock’s previously held positions with the Company include Vice President of the Customer Support Business Group. Prior to his employment with Lam Research, he was Managing Director, Global Logistics and Repair Services Operations, and Chief Financial Officer, Software Products Division, of NCR Corporation. He has also held a variety of executive roles in finance and operations in several industries ranging from commercial real estate to telecommunications.

Abdi Hariri was named Group Vice President of the Customer Support Business Group in March 2007. Prior to his current position, Mr. Hariri had been Vice President and General Manager of the Customer Support Business Group since August 2004. Mr. Hariri previously served as the General Manager of Lam Research Co. Ltd. (Japan) for approximately 18 months and has served in a number of different assignments with the Field Sales and Product Groups. His experience prior to his appointment in Japan included over 13 years at the Company with various responsibilities, including global business development and engineering. Prior to his employment at Lam Research, Mr. Hariri served as a Process Engineer at Siliconix, Inc. He holds a Masters Degree in Chemical Engineering from Stanford University.
     Richard A. Gottscho, Group Vice President and General Manager, Etch Products since March 2007, joined the Company in January 1996 and has served at various Director and Vice President levels in support of etch products, CVD products, and corporate research. Prior to joining Lam Research, Dr. Gottscho was a member of Bell Laboratories for 15 years where he started his career working in plasma processing. During his tenure at Bell, he headed research departments in electronics materials, electronics packaging, and flat panel displays. Dr. Gottscho is the author of numerous papers, patents, and lectures in plasma processing and process control. He is a recipient of the American Vacuum Society’s Peter Mark Memorial Award and is a fellow of the American Physical and American Vacuum Societies, has served on numerous editorial boards of refereed technical publications, program committees for major conferences in plasma science and engineering, and was vice-chair of a National Research Council study on plasma science in the 1980s. Dr. Gottscho earned Ph.D. and B.S. degrees in physical chemistry from the Massachusetts Institute of Technology and the Pennsylvania State University, respectively.
     Thomas J. Bondur, Vice President, Global Field Operations since March 2007, joined Lam in August 2001 and has served in various roles in business development and field operations in Europe and the United States. Prior to joining Lam Research, Mr. Bondur spent eight years in the semiconductor industry with Applied Materials in various roles in Santa Clara and France including Sales, Business Management and Process Engineering. Mr. Bondur holds a degree in Business from the State University of New York.

Beneficial Ownership of Directors and Executive Officers under the Company’s Amended and restated 1999 Stock Option Plan
          The table below sets forth the beneficial ownership of each of our directors and executive officers of options under the Company’s Amended and restated 1999 Stock Option Plan (the “Plan”) outstanding as of March 30, 2008. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under the Plan, which was 2,309,690 options as of March 30, 2008. None of the members of the Company’s Board of Directors or its officers subject to Section 16(a) of the Securities Exchange Act of 1934 are eligible to participate in the Offer other than Ernest E. Maddock, our Senior Vice President, Global Operations, Abdi Hariri, our Group Vice President, Customer Support Business Group, Thomas J. Bondur, our Vice President, Global Field Operations, and Martin B. Anstice, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, who are eligible to participate in the Offer because they were not officers subject to Section 16(a) of the Securities Exchange Act of 1934 as of the date on which Eligible Options were granted to them.

		Aggregate Number of
		Outstanding Options
		Under the Plan	Percentage of
		Beneficially Owned	Outstanding
		as of March 30,	Options
Name	Position and Offices Held	2008	Under the Plan

James W. Bagley	Director, Executive Chairman	0	0%

Stephen G. Newberry	Director, President and Chief Executive Officer	0	0%

David G. Arscott	Director	0	0%

Robert M. Berdahl	Director	0	0%

Richard J. Elkus, Jr.	Director	0	0%

Jack R. Harris	Director	0	0%

Grant M. Inman	Director	0	0%

Catherine P. Lego	Director	0	0%

Seiichi Watanabe	Director	0	0%

Patricia S. Wolpert	Director	0	0%

Martin B. Anstice	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2,849	0.12%

Ernest E. Maddock	Senior Vice President, Global Operations	31,850	1.38%

Abdi Hariri	Group Vice President, Customer Support Business Group	1,822	0.08%

Richard A. Gottscho	Group Vice President and General Manager, Etch Businesses	0	0%

Thomas J. Bondur	Vice President, Global Field Operations	9,800	0.42%
          The address of each director and executive officer is c/o Lam Research Corporation, 4650 Cushing Parkway, Fremont, CA 94538.

SCHEDULE B
Material Tax Consequences in Singapore
          The following is a general summary of the income tax consequences of the Offer for those individuals who are subject to taxation in Singapore. This summary does not discuss all tax consequences that may be relevant to you in light of your individual circumstances, nor is it intended to apply in all respects to all types of Eligible Option holders. Because you are also subject to taxation in the United States, you may have additional or different tax consequences from those described below. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the tax consequences of accepting or not accepting the Offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.
•	Acceptance of Offer and Amendment of Option. If you accept the Offer to amend your Eligible Option, there should be no taxable event at the time of your acceptance or at the time that your Eligible Option is amended.

•	Payment of Cash Payment. . The cash payment will be subject to income tax and social security taxes. You will be responsible for directly paying the applicable taxes.

•	Exercise of Amended Option. If you exercise the amended option, generally, you will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the (amended) exercise price paid. The Company will report the income but will not withhold any income or social security taxes with respect to such income. You must directly pay all applicable taxes.

•	Sale of Shares. You should not be subject to tax on the subsequent sale of the acquired shares.

Material Tax Consequences in South Korea
          The following is a general summary of the income tax consequences of the Offer for those individuals who are subject to taxation in South Korea. This summary does not discuss all tax consequences that may be relevant to you in light of your individual circumstances, nor is it intended to apply in all respects to all types of Eligible Option holders. Because you are also subject to taxation in the United States, you may have additional or different tax consequences from those described below. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the tax consequences of accepting or not accepting the Offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.
•	Acceptance of Offer and Amendment of Option. If you accept the Offer to amend your Eligible Option, there should be no taxable event at the time of your acceptance or at the time that your Eligible Option is amended.

•	Payment of Cash Payment. . The cash payment will be subject to income tax and social security taxes. You will be responsible for directly paying the applicable taxes.

•	Exercise of Amended Option. If you exercise the amended option, generally, you will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the (amended) exercise price paid. The Company will report the income but will not withhold any income or social security taxes with respect to such income. You must directly pay all applicable taxes.

•	Sale of Shares. The subsequent sale of the acquired shares may result in taxable capital gain.

Material Tax Consequences in Taiwan
          The following is a general summary of the income tax consequences of the Offer for those individuals who are subject to taxation in Taiwan. This summary does not discuss all tax consequences that may be relevant to you in light of your individual circumstances, nor is it intended to apply in all respects to all types of Eligible Option holders. Because you are also subject to taxation in the United States, you may have additional or different tax consequences from those described below. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the tax consequences of accepting or not accepting the Offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.
•	Acceptance of Offer and Amendment of Option. If you accept the Offer to amend your Eligible Option, there should be no taxable event at the time of your acceptance or at the time that your Eligible Option is amended.

•	Payment of Cash Payment. The cash payment will be subject to income tax and social security taxes. You will be responsible for directly paying the applicable taxes.

•	Exercise of Amended Option. If you exercise the amended option, generally, you will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the (amended) exercise price paid. The Company will report the income but will not withhold any income or social security taxes with respect to such income. You must directly pay all applicable taxes.

•	Sale of Shares. You should not be subject to tax on the subsequent sale of the acquired shares.